EXHIBIT 23


CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
General Electric Company

We consent to the incorporation by reference in the registration statements Nos. 33-47085, 33-50639, 33-61029, 33-61029-01, 333-46551, 333-59671 and 333-71778 on
Form S-3; Nos. 333-01947 and 333-42442 on Form S-4; and Nos. 2-84145, 33-35922,
333-01953, 333-96287, 333-42695, 333-74415, 333-83164 and 333-57734 on Form S-8
of General Electric Company of our report dated February 8, 2002, relating to the consolidated financial position of General Electric Company and consolidated affiliates as of December 31, 2001 and 2000, and the related consolidated statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of General Electric Company. Our report refers to a change in the method of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.



/s/ KPMG LLP
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KPMG LLP
Stamford, Connecticut

March 8, 2002